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Exhibit 99.1

Press Release For Immediate Release

Beazer Homes USA, Inc. Announces Extension of Exchange Offer
For 8 3/8% Senior Notes Due 2012

Atlanta, Ga., September 13, 2002—Beazer Homes USA, Inc. (NYSE:BZH) (www.beazer.com), announced today that it is extending its offer (the "Exchange Offer") to exchange its 8 3/8% Senior Notes due 2012 (the "New Notes"), which are registered under the Securities Act of 1933, as amended (the "Securities Act"), for any and all of its outstanding 8 3/8% Senior Notes due 2012 (the "Old Notes"), which were not registered under the Securities Act.

The Exchange Offer was scheduled to expire at 5:00 p.m., New York City time, on Thursday, September 12, 2002, unless extended. As of today, approximately $349,125,000 in aggregate principal amount of Old Notes have been confirmed as tendered in exchange for a like principal amount of New Notes.

The new expiration date for the Exchange Offer is 5:00 p.m., New York City time, on Monday, September 16, 2002.

The Old Notes have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Old Notes or New Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and titles services to its homebuyers.

Contact:	David S. Weiss, Executive Vice President and Chief Financial Officer (404) 250-3420 dweiss@beazer.com

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  Exhibit 99.1